Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 19, 2024
Registration Statement Nos. 333-258040 and
333-258040-11

**FULL PX DETAILS** FORDO 2024-D

Active Joint Bookrunners: Barclays (struc), RBC, and SMBC Nikko
Passive Bookrunners: Credit Agricole and Goldman Sachs
Passive Co-Managers: UniCredit and US Bank
Active Co-Managers: Drexel Hamilton and Great Pacific Securities

PRICED - TOE: 12:05 PM ET

Anticipated Capital Structure:

CL	AMT ($MM)	WAL	MDY/F	E. FIN	L. FIN	BENCH	SPRD	YLD (%)	CPN (%)	PX (%)
A-1	$330.000	0.29	P-1/F1+	06/25	12/25	I-Curve	+ 9	4.604%	4.604%	100.00000%
A-2a	$407.800	1.08	Aaa/AAA	07/26	10/27	I-Curve	+32	4.639%	4.59%	99.99512%
A-2b	$125.000	1.08	Aaa/AAA	07/26	10/27	SOFR30A	+32			100.00000%
A-3	$532.800	2.41	Aaa/AAA	04/28	08/29	I-Curve	+41	4.656%	4.61%	99.99679%
A-4	$104.400	3.57	Aaa/AAA	07/28	09/30	I-Curve	+48	4.710%	4.66%	99.98558%
B	$ 47.370	3.65	Aa2/AA	07/28	09/30	I-Curve	+70	4.931%	4.88%	99.99650%
C	$ 31.570	<<RETAINED>>

Transaction Details:

* Ticker	: FORDO 2024-D
* Offered Size	: $1.547+bln
* Registration	: SEC Registered
* Ratings	: Moody's, Fitch
* Pxg Speed	: 1.30% ABS to 10.00% clean up call
* Expected Settle	: November 22nd, 2024
* First Pay	: December 16th, 2024
* ERISA Eligible	: Yes
* Bill & Deliver	: Barclays

Materials:
* Prelim Prospectus	: Attached
* Ratings FWP	: Attached
* IntexNet/CDI : Dealname	: bcgfaot24d_preprice_base | Passcode: 79JX

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.